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Exhibit (a)(1)(G)

[PUBLICIS GROUPE LOGO]

January 17, 2006

Dear warrant holder,

We understand that you are a holder of warrants (the "Warrants") issued by Publicis Groupe S.A., which, is incorporated in France, having its registered office in Paris, 133, avenue des Champs Elysées (75008) (the "Company" or "Publicis"). The Warrants were acquired by you in connection with the time of the merger between the Company and Bcom3 in September 2002, and they are held in your name in registered form through the facilities of Euro Emetteurs Finance (to be renamed CACEIS Corporate Trust) ("EEF"). The Warrants are traded on the Euronext Paris Stock Exchange and provide the right, commencing September 24, 2013, to subscribe to one Publicis ordinary share, nominal value 0,40 euro per share at a price of 30,50. Any Warrants that have not been exercised by September 24, 2022 will be forfeited.

Publicis has commenced a tender offer for the purchase of any and all outstanding Warrants.

The offer price is 9 euros per Warrant. The offer commenced on January 17, 2006 and will be open until February 14, 2006 (18:00 Paris time).

We invite you to read the detailed terms and conditions of the offer that are further described in the enclosed Offer to Purchase document and the EEF form of order to tender.

The Offer to Purchase document mentioned above includes details concerning the tender offer and also provides information relating to Publicis and the Warrants and describes the specific procedures for the tender of the Warrants.

This Offer to Purchase document has been filed with the United States Securities and Exchange Commission ("SEC") as part of a Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO and is available on the SEC's website (www.sec.gov). Note that a separate information document, in French, has been filed by Publicis Groupe S.A. with the French stock market authority (Autorité des marches financiers—"AMF") and is available on the AMF website (http://www.amf-france.org/) as well on Publicis' website (www.publicis.com).

Should you need information regarding the offer, please contact Georgeson Shareholder Communications Ltd. (a Computershare company), the information agent for the offer, toll free at, if calling from the U.S., 011 800 5555 6666 or, if calling from the U.K. or elsewhere, 00800 5555 6666 (you may be required to enter a country code different from "00" depending on the country of origin of the call). Alternatively, you can call 44 207 019 7035.

If you would like to tender your Warrants into the Offer under the proposed terms and conditions, you should complete the attached order to tender form and return it to EEF as mentioned on the form in sufficient time so that the order can be submitted by the expiration of the offer at 18:00 (Paris time) on February 14, 2005 to:

EURO EMETTEURS FINANCE (to be renamed CACEIS Corporate Trust)
14 Rue, Rouget de Lisle,
92130 ISSY
LES MOULINEAUX, FRANCE
Tél 33 (0)1 55 30 59 59 – Fax 33 (0)1 55 30 59 20

The consideration for tendered Warrants will be paid in accordance with the process described in the Offer to Purchase document mentioned above. THIS LETTER IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL THE WARRANTS NOR DOES IT CONSTITUTE, OR FORM PART OF, ANY SOLICITATION OF ANY OFFER OR INVITATION TO SELL ANY SECURITIES IN ANY JURISDICTION NOR SHALL IT (OR ANY PART OF IT), OR THE FACT OF ITS DISTRIBUTION, FORM THE BASIS OF OR BE RELIED ON IN CONNECTION WITH ANY CONTRACT THEREFOR. NO INDICATIONS OF INTEREST IN THE SOLICITATION OF OFFERS TO SELL ARE SOUGHT BY THIS LETTER. THE TENDER OFFER WILL NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL WARRANTS UNDER CIRCUMSTANCES IN WHICH THE TENDER OFFER OR SOLICITATION IS UNLAWFUL. PERSONS WHO COME INTO POSSESSION OF THE TENDER OFFER DOCUMENTS SHOULD INFORM THEMSELVES AND OBSERVE ALL SUCH CIRCUMSTANCES AND RESTRICTIONS. ANY FAILURE TO COMPLY WITH THESE RESTRICTIONS MAY CONSTITUTE A VIOLATION OF THE APPLICABLE SECURITIES LAWS OF THAT JURISDICTION. NONE OF PUBLICIS OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, AFFILIATES OR AGENTS WILL ASSUME ANY RESPONSIBILITY FOR ANY VIOLATION BY ANY PERSON OF ANY SUCH RESTRICTIONS. ANY HOLDER WHO IS IN ANY DOUBT AS TO HIS OR HER POSITION SHOULD CONSULT AN APPROPRIATE PROFESSIONAL ADVISOR WITHOUT DELAY.

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  Exhibit (a)(1)(G)
[PUBLICIS GROUPE LOGO]
EURO EMETTEURS FINANCE (to be renamed CACEIS Corporate Trust) 14 Rue, Rouget de Lisle, 92130 ISSY LES MOULINEAUX, FRANCE Tél 33 (0)1 55 30 59 59 – Fax 33 (0)1 55 30 59 20